Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AUTHENTEC, INC.

FIRST: The name of the Company is AuthenTec, Inc. (hereinafter called the “Company”).

SECOND: The registered office of the Company in the State of Delaware is located at The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Company at such address is The Corporation Trust Company.

THIRD: The purpose for which the Company is organized is to engage in any and all lawful acts and activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”). The Company will have perpetual existence.

FOURTH: The total number of shares of stock that the Company shall have authority to issue is one hundred (100) shares, par value $0.01 per share, all of which shall be designated as Common Stock.

FIFTH: Directors of the Company need not be elected by written ballot unless the bylaws of the Company otherwise provide.

SIXTH: The directors of the Company shall have the power to adopt, amend, and repeal the bylaws of the Company.

SEVENTH: No contract or transaction between the Company and one or more of its directors, officers, or stockholders, or between the Company and any person (as used herein “person” means any other corporation, partnership, association, firm, trust, joint venture, political subdivision, or instrumentality) or other organization in which one or more of its directors, officers, or stockholders are directors, officers, or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or a committee thereof that authorizes the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if (a) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (b) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (c) the contract or transaction is fair as to the Company as of the time it is authorized, approved, or ratified by the board of directors, the committee, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee that authorizes the contract or transaction.

EIGHTH: A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the foregoing provisions of this Article Eighth by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

NINTH: The Company expressly elects not to be governed by Section 203 of the DGCL.

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